Exhibit 99.2

Earnings Release and Supplemental Information Package

Third Quarter 2024

amh

AMH

2

AMH
Earnings Press Release
AMH Reports Third Quarter 2024 Financial and Operating Results
Acquires High-Quality Portfolio of Nearly 1,700 Single-Family Rental Homes
Raises Full Year 2024 Guidance
LAS VEGAS, October 29, 2024—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended September 30, 2024.
Additionally, AMH today announced that in October 2024, the Company acquired a portfolio of nearly 1,700 single-family rental homes for approximately $480 million. The acquisition of the well-located, detached, high-quality homes across 13 markets reflects the Company’s disciplined and responsible approach to growth as well as the Company’s ability to create value by integrating homes onto the AMH platform. The Company funded the transaction through a combination of cash on hand and its previously undrawn revolving credit facility.
Highlights
•Rents and other single-family property revenues increased 5.5% year-over-year to $445.1 million for the third quarter of 2024.
•Net income attributable to common shareholders totaled $73.8 million, or $0.20 per diluted share, for the third quarter of 2024, compared to $74.1 million, or $0.20 per diluted share, for the third quarter of 2023.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 6.3% year-over-year to $0.44 per FFO share and unit for the third quarter of 2024 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 8.0% year-over-year to $0.38 per FFO share and unit for the third quarter of 2024.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 5.4% year-over-year for the third quarter of 2024.
•Achieved Same-Home Average Occupied Days Percentage of 95.9% in the third quarter of 2024, while generating 5.3% rate growth on new leases and 5.2% rate growth on renewals, resulting in 5.2% blended rate growth.
•Delivered a total of 753 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the third quarter of 2024.
•Raised Full Year 2024 Core FFO attributable to common share and unit holders guidance midpoint by $0.01 per share and unit to $1.77, representing anticipated full year growth of 6.6% over prior year.
“We founded this Company to provide high-quality housing for Americans. Reflecting on the last 12 years at AMH, we accomplished more than I ever imagined and I am grateful to pass the baton to our long-term Chief Operating Officer Bryan Smith at the end of the year,” stated David Singelyn, Chief Executive Officer of AMH.
“AMH is at the forefront of the increasingly important single-family rental industry because of the quality of our rental homes, our diversified footprint, strength of our operating platform, and seamless execution from our teams. Long-term business fundamentals remain strong and AMH’s history of delivering consistent and predictable operating results and growing responsibly will continue to drive shareholder returns for years to come.”
Third Quarter 2024 Financial Results
Net income attributable to common shareholders totaled $73.8 million, or $0.20 per diluted share, for the third quarter of 2024, compared to $74.1 million, or $0.20 per diluted share, for the third quarter of 2023. The decrease was primarily due to a $5.3 million loss on early extinguishment of debt and $3.9 million of hurricane-related charges, net in the third quarter of

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	3

AMH
Earnings Press Release (continued)
2024, partially offset by an increase in other income and expense, net as a result of higher interest income as well as increases in rents and other single-family property revenues exceeding increases in total expenses excluding hurricane-related charges, net.
Rents and other single-family property revenues increased 5.5% to $445.1 million for the third quarter of 2024, compared to $421.7 million for the third quarter of 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 7.7% to $242.1 million for the third quarter of 2024, compared to $224.8 million for the third quarter of 2023. This growth was driven by a 6.1% increase in core revenues resulting primarily from higher rental rates, partially offset by a 3.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 4.4% to $335.6 million for the third quarter of 2024, compared to $321.6 million for the third quarter of 2023, which was driven by a 5.1% increase in Average Monthly Realized Rent per property, partially offset by a 60 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 2.6% to $118.5 million for the third quarter of 2024, compared to $115.5 million for the third quarter of 2023, primarily driven by annual increases in property tax expense and partially offset by lower repairs and maintenance and turnover costs, net. As a result, Core NOI from Same-Home properties increased 5.4% to $217.1 million for the third quarter of 2024, compared to $206.1 million for the third quarter of 2023.
Core FFO attributable to common share and unit holders was $183.8 million, or $0.44 per FFO share and unit, for the third quarter of 2024, compared to $171.0 million, or $0.41 per FFO share and unit, for the third quarter of 2023. Adjusted FFO attributable to common share and unit holders was $159.7 million, or $0.38 per FFO share and unit, for the third quarter of 2024, compared to $146.2 million, or $0.35 per FFO share and unit, for the third quarter of 2023. These improvements were primarily attributable to increases in rents and other single-family property revenues as a result of higher rental rates exceeding increases in expenses.
Year-to-Date 2024 Financial Results
Net income attributable to common shareholders totaled $275.3 million, or $0.75 per diluted share, for the nine-month period ended September 30, 2024, compared to $289.6 million, or $0.80 per diluted share, for the nine-month period ended September 30, 2023. The decrease was primarily due to lower net gains on property sales as well as a $6.3 million loss on early extinguishment of debt and $3.9 million of hurricane-related charges, net in the nine-month period ended September 30, 2024, partially offset by increases in rents and other single-family property revenues exceeding increases in total expenses excluding hurricane-related charges, net.
Rents and other single-family property revenues increased 6.4% to $1.3 billion for the nine-month period ended September 30, 2024, compared to $1.2 billion for the nine-month period ended September 30, 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 8.0% to $722.7 million for the nine-month period ended September 30, 2024, compared to $669.2 million for the nine-month period ended September 30, 2023. This growth was driven by a 6.9% increase in core revenues resulting primarily from higher rental rates, partially offset by a 4.8% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 5.2% to $1.0 billion for the nine-month period ended September 30, 2024, compared to $950.8 million for the nine-month period ended September 30, 2023, which was driven by a 5.6% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	4

AMH
Earnings Press Release (continued)
offset by a 60 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.3% to $347.7 million for the nine-month period ended September 30, 2024, compared to $333.4 million for the nine-month period ended September 30, 2023, primarily driven by annual increases in property tax expense. As a result, Core NOI from Same-Home properties increased 5.7% to $652.5 million for the nine-month period ended September 30, 2024, compared to $617.4 million for the nine-month period ended September 30, 2023.
Core FFO attributable to common share and unit holders was $551.8 million, or $1.32 per FFO share and unit, for the nine-month period ended September 30, 2024, compared to $509.9 million, or $1.23 per FFO share and unit, for the nine-month period ended September 30, 2023. Adjusted FFO attributable to common share and unit holders was $490.4 million, or $1.17 per FFO share and unit, for the nine-month period ended September 30, 2024, compared to $448.5 million, or $1.08 per FFO share and unit, for the nine-month period ended September 30, 2023. These improvements were primarily attributable to increases in rents and other single-family property revenues as a result of higher rental rates exceeding increases in expenses.

Portfolio
Average Occupied Days Percentage was 95.1% for the third quarter of 2024, compared to 95.8% for the second quarter of 2024.
Investments
As of September 30, 2024, the Company’s total single-family properties, excluding properties held for sale, consisted of 58,899 homes, compared to 58,860 homes as of June 30, 2024, an increase of 39 homes during the third quarter of 2024, which included 640 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 16 homes acquired through our traditional acquisition channel, partially offset by 617 homes identified for sale. During the third quarter of 2024, we also developed an additional 113 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 753 total home deliveries through our AMH Development Program. As of September 30, 2024, the Company had 1,003 properties held for sale and 3,271 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the third quarter of 2024, the Company paid off the outstanding principal on the AMH 2014-SFR3 asset-backed securitization of approximately $471.8 million.
During the third quarter of 2024, the Company entered into a new credit agreement with a $1.25 billion sustainability-linked revolving credit facility, replacing its previous $1.25 billion revolving credit facility. The interest rate on the new revolving credit facility is at either a daily or Term Secured Overnight Financing Rate (“SOFR”) plus a 0.10% spread adjustment and a margin ranging from 0.725% to 1.40% or a base rate (determined according to the greater of a prime rate, federal funds rate plus 0.5% or the daily SOFR plus 1.10%) plus a margin ranging from 0.00% to 0.40%. In each case, the actual margin is determined based on the Company’s credit ratings in effect from time to time. The new revolving credit facility matures on July 16, 2028, with two six-month extension options at the Company’s election if certain conditions are met.
As of September 30, 2024, the Company had cash and cash equivalents of $162.5 million and had total outstanding debt of $4.6 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 12.5 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility and had estimated net proceeds of $109.5 million available from future settlement under its

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	5

AMH
Earnings Press Release (continued)
At-the-Market Program forward sale agreements at the end of the quarter. During the third quarter of 2024, the Company generated $50.6 million of Retained Cash Flow and sold 256 properties generating $81.0 million of net proceeds.
In October 2024, the Company issued and physically settled 2,987,024 Class A common shares under its At-the-Market Program forward sale agreements, receiving net proceeds of $109.8 million. The Company intends to use these net proceeds to repay indebtedness under its revolving credit facility it may incur and for general corporate purposes.

Hurricane Beryl, Debby, Helene and Milton Update
During the third quarter of 2024, Hurricanes Beryl, Debby and Helene impacted certain properties in our Texas, Florida, Georgia and Carolinas markets for minor repair and remediation costs that were not subject to the Company’s property and casualty insurance policies. The Company recorded a $3.9 million hurricane-related charge which has been excluded from Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and our total and Same-Home Core NOI results.
In October 2024, Hurricane Milton impacted certain properties in our Florida market for minor repair and remediation costs that were not subject to the Company’s property and casualty insurance policies. The Company is still assessing damages but preliminarily we expect to record a hurricane-related charge in the range of $3 million to $4 million in the fourth quarter of 2024.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	6

AMH
Earnings Press Release (continued)
2024 Guidance
Set forth below are the Company’s current expectations with respect to full year 2024 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2024
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.74 - $1.78	$1.76 - $1.78
Core FFO attributable to common share and unit holders growth	4.8% - 7.2%	6.0% - 7.2%

Same-Home
Core revenues growth	4.25% - 5.75%	4.50% - 5.50%
Core property operating expenses growth	5.25% - 6.75%	4.50% - 5.50%
Core NOI growth	3.50% - 5.50%	4.50% - 5.50%

Full Year 2024
	Previous Guidance		Current Guidance
Investment Program	Properties	Investment	Properties	Investment
Wholly owned acquisitions	—	—	1,700 - 1,750	$490 - $500 million
Wholly owned development deliveries	1,825 - 1,975	$700 - $800 million	1,825 - 1,975	$700 - $800 million
Wholly owned land and development pipeline	—	$100 - $150 million	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,825 - 1,975	$0.9 - $1.1 billion	3,525 - 3,725	$1.4 - $1.6 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.1 - $1.3 billion	3,900 - 4,150	$1.6 - $1.8 billion

Changes to Full Year 2024 guidance:
•Raised Core FFO guidance midpoint by $0.01 per share primarily related to increased Core NOI growth from the Same-Home portfolio driven by both better than expected property tax expense outlook and cost controls on controllable expenses.
•Revised Wholly owned acquisitions guidance includes bulk portfolio acquired during the fourth quarter as well as a small volume of individual property acquisitions.

Additional Information
A copy of the Company’s Third Quarter 2024 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Wednesday, October 30, 2024 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2024 and to provide an update on its business. The domestic dial-in

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	7

AMH
Earnings Press Release (continued)
number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Wednesday, November 13, 2024 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13748660#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2023 Best Workplaces in Real Estate™, a 2024 Great Place to Work®, a 2024 Most Loved Workplace®, a 2024 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2024 and Most Trustworthy Companies in America 2024 by Newsweek and Statista Inc. As of September 30, 2024, we owned nearly 60,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2024 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s subsequent filings with the SEC.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	8

AMH
Select Non-GAAP Reconciliations – Core Net Operating Income
(Amounts in thousands)
(Unaudited)

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$445,055	$421,697	$1,292,104	$1,214,948
Tenant charge-backs	(67,615)	(65,840)	(172,323)	(167,049)
Core revenues	377,440	355,857	1,119,781	1,047,899
Less: Non-Same-Home core revenues	(41,813)	(34,292)	(119,518)	(97,053)
Same-Home core revenues	$335,627	$321,565	$1,000,263	$950,846

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$172,031	$167,041	$477,428	$456,662
Property management expenses	31,973	30,785	95,757	92,251
Noncash share-based compensation - property management	(1,043)	(953)	(3,827)	(3,151)
Expenses reimbursed by tenant charge-backs	(67,615)	(65,840)	(172,323)	(167,049)
Core property operating expenses	135,346	131,033	397,035	378,713
Less: Non-Same-Home core property operating expenses	(16,800)	(15,522)	(49,298)	(45,287)
Same-Home core property operating expenses	$118,546	$115,511	$347,737	$333,426

Core NOI and Same-Home Core NOI
Net income	$87,640	$88,092	$324,269	$341,205
Hurricane-related charges, net	3,904	—	3,904	—
Loss on early extinguishment of debt	5,306	—	6,323	—
Gain on sale and impairment of single-family properties and other, net	(32,697)	(33,335)	(145,490)	(180,752)
Depreciation and amortization	119,691	114,863	353,020	340,779
Acquisition and other transaction costs	2,605	3,399	8,866	12,650
Noncash share-based compensation - property management	1,043	953	3,827	3,151
Interest expense	43,611	34,381	120,866	105,107
General and administrative expense	19,247	18,336	62,825	56,128
Other income and expense, net	(8,256)	(1,865)	(15,664)	(9,082)
Core NOI	242,094	224,824	722,746	669,186
Less: Non-Same-Home Core NOI	(25,013)	(18,770)	(70,220)	(51,766)
Same-Home Core NOI	$217,081	$206,054	$652,526	$617,420

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	9

AMH
Select Non-GAAP Reconciliations – Core Net Operating Income (continued)
(Amounts in thousands)
(Unaudited)

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI, Unencumbered Core NOI and Encumbered Core NOI to their respective GAAP metrics for the trailing five quarters:

	For the Three Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$445,055	$423,494	$423,555	$408,657	$421,697
Tenant charge-backs	(67,615)	(47,371)	(57,337)	(48,506)	(65,840)
Core revenues	377,440	376,123	366,218	360,151	355,857
Less: Non-Same-Home core revenues	(41,813)	(40,499)	(37,206)	(35,629)	(34,292)
Same-Home core revenues	$335,627	$335,624	$329,012	$324,522	$321,565

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$172,031	$149,470	$155,927	$142,797	$167,041
Property management expenses	31,973	32,382	31,402	31,112	30,785
Noncash share-based compensation - property management	(1,043)	(1,340)	(1,444)	(879)	(953)
Expenses reimbursed by tenant charge-backs	(67,615)	(47,371)	(57,337)	(48,506)	(65,840)
Core property operating expenses	135,346	133,141	128,548	124,524	131,033
Less: Non-Same-Home core property operating expenses	(16,800)	(16,273)	(16,225)	(15,130)	(15,522)
Same-Home core property operating expenses	$118,546	$116,868	$112,323	$109,394	$115,511

Core NOI and Same-Home Core NOI
Net income	$87,640	$108,534	$128,095	$90,937	$88,092
Hurricane-related charges, net	3,904	—	—	—	—
Loss on early extinguishment of debt	5,306	63	954	—	—
Gain on sale and impairment of single-family properties and other, net	(32,697)	(43,892)	(68,901)	(29,082)	(33,335)
Depreciation and amortization	119,691	117,603	115,726	115,771	114,863
Acquisition and other transaction costs	2,605	2,937	3,324	4,260	3,399
Noncash share-based compensation - property management	1,043	1,340	1,444	879	953
Interest expense	43,611	38,678	38,577	35,091	34,381
General and administrative expense	19,247	21,693	21,885	18,487	18,336
Other income and expense, net	(8,256)	(3,974)	(3,434)	(716)	(1,865)
Core NOI	242,094	242,982	237,670	235,627	224,824
Less: Non-Same-Home Core NOI	(25,013)	(24,226)	(20,981)	(20,499)	(18,770)
Same-Home Core NOI	$217,081	$218,756	$216,689	$215,128	$206,054

Unencumbered Core NOI and Encumbered Core NOI
Core NOI	$242,094	$242,982	$237,670	$235,627	$224,824
Less: Encumbered Core NOI (1)	(33,458)	(33,816)	(33,606)	(33,590)	(31,908)
Unencumbered Core NOI (1)	$208,636	$209,166	$204,064	$202,037	$192,916
(1)Encumbered Core NOI and Unencumbered Core NOI are recast for prior periods to reflect the encumbered and unencumbered portfolios as of the end of the quarter subsequent to securitization payoffs.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	10

AMH
Fact Sheet
(Amounts in thousands, except per share and property data)
(Unaudited)

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Operating Data
Net income attributable to common shareholders	$73,821	$74,113	$275,252	$289,607
Core revenues	$377,440	$355,857	$1,119,781	$1,047,899
Core NOI	$242,094	$224,824	$722,746	$669,186
Core NOI margin	64.1%	63.2%	64.5%	63.9%
Fully Adjusted EBITDAre	$211,737	$188,560	$636,046	$576,958
Fully Adjusted EBITDAre Margin	55.5%	52.8%	56.3%	54.7%
Per FFO share and unit:
FFO attributable to common share and unit holders	$0.40	$0.39	$1.22	$1.16
Core FFO attributable to common share and unit holders	$0.44	$0.41	$1.32	$1.23
Adjusted FFO attributable to common share and unit holders	$0.38	$0.35	$1.17	$1.08

	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Selected Balance Sheet Information - end of period
Single-family properties in operation, net	$10,398,690	$10,295,131	$10,217,286	$10,165,719	$10,132,185
Total assets	$12,844,285	$13,303,940	$12,761,092	$12,688,190	$12,559,377
Outstanding borrowings under revolving credit facility	$—	$—	$—	$90,000	$—
Total Debt	$4,578,772	$5,055,355	$4,561,186	$4,517,158	$4,433,095
Total Capitalization	$20,851,847	$20,813,612	$20,154,156	$19,717,611	$18,591,650
Total Debt to Total Capitalization	22.0%	24.3%	22.6%	22.9%	23.8%
Net Debt and Preferred Shares to Adjusted EBITDAre	5.0 x	5.1 x	5.3 x	5.4 x	5.4 x
NYSE AMH Class A common share closing price	$38.39	$37.16	$36.78	$35.96	$33.69

Portfolio Data - end of period
Occupied single-family properties	55,726	56,669	56,362	55,768	55,949
Single-family properties leased, not yet occupied	347	407	418	251	299
Single-family properties in turnover process	2,271	1,543	1,491	2,053	1,803
Single-family properties recently renovated or developed	544	240	337	384	333
Single-family properties newly acquired and under renovation	11	1	7	14	8
Total single-family properties, excluding properties held for sale	58,899	58,860	58,615	58,470	58,392
Single-family properties held for sale	1,003	633	728	862	700
Total single-family properties wholly owned	59,902	59,493	59,343	59,332	59,092
Single-family properties managed under joint ventures	3,271	3,167	3,004	2,978	2,936
Total single-family properties wholly owned and managed	63,173	62,660	62,347	62,310	62,028
Total Average Occupied Days Percentage (1)	95.1%	95.8%	95.3%	95.0%	95.6%
Same-Home Average Occupied Days Percentage (52,370 properties)	95.9%	96.8%	96.3%	96.1%	96.5%

Other Data
Distributions declared per common share	$0.26	$0.26	$0.26	$0.22	$0.22
Distributions declared per Series G perpetual preferred share	$0.37	$0.37	$0.37	$0.37	$0.37
Distributions declared per Series H perpetual preferred share	$0.39	$0.39	$0.39	$0.39	$0.39
(1)Calculated based on total single-family properties wholly owned, excluding properties held for sale.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	11

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Rents and other single-family property revenues	$445,055	$421,697	$1,292,104	$1,214,948

Expenses:
Property operating expenses	172,031	167,041	477,428	456,662
Property management expenses	31,973	30,785	95,757	92,251
General and administrative expense	19,247	18,336	62,825	56,128
Interest expense	43,611	34,381	120,866	105,107
Acquisition and other transaction costs	2,605	3,399	8,866	12,650
Depreciation and amortization	119,691	114,863	353,020	340,779
Hurricane-related charges, net	3,904	—	3,904	—
Total expenses	393,062	368,805	1,122,666	1,063,577

Gain on sale and impairment of single-family properties and other, net	32,697	33,335	145,490	180,752
Loss on early extinguishment of debt	(5,306)	—	(6,323)	—
Other income and expense, net	8,256	1,865	15,664	9,082

Net income	87,640	88,092	324,269	341,205

Noncontrolling interest	10,333	10,493	38,559	41,140
Dividends on preferred shares	3,486	3,486	10,458	10,458

Net income attributable to common shareholders	$73,821	$74,113	$275,252	$289,607

Weighted-average common shares outstanding:
Basic	366,981,466	362,426,273	366,757,369	361,665,436
Diluted	367,600,636	362,924,932	367,294,979	362,121,128

Net income attributable to common shareholders per share:
Basic	$0.20	$0.20	$0.75	$0.80
Diluted	$0.20	$0.20	$0.75	$0.80

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	12

AMH
Funds from Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Net income attributable to common shareholders	$73,821	$74,113	$275,252	$289,607
Adjustments:
Noncontrolling interests in the Operating Partnership	10,333	10,493	38,559	41,140
Gain on sale and impairment of single-family properties and other, net	(32,697)	(33,335)	(145,490)	(180,752)
Adjustments for unconsolidated joint ventures	1,116	812	3,909	2,380
Depreciation and amortization	119,691	114,863	353,020	340,779
Less: depreciation and amortization of non-real estate assets	(4,930)	(4,476)	(14,354)	(12,902)
FFO attributable to common share and unit holders	$167,334	$162,470	$510,896	$480,252
Adjustments:
Acquisition, other transaction costs and other	2,605	3,399	8,866	12,650
Noncash share-based compensation - general and administrative	3,601	4,160	17,999	13,885
Noncash share-based compensation - property management	1,043	953	3,827	3,151
Hurricane-related charges, net	3,904	—	3,904	—
Loss on early extinguishment of debt	5,306	—	6,323	—
Core FFO attributable to common share and unit holders	$183,793	$170,982	$551,815	$509,938
Recurring Capital Expenditures	(23,088)	(23,973)	(58,615)	(59,079)
Leasing costs	(995)	(792)	(2,832)	(2,368)
Adjusted FFO attributable to common share and unit holders	$159,710	$146,217	$490,368	$448,491

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.40	$0.39	$1.22	$1.16
Core FFO attributable to common share and unit holders	$0.44	$0.41	$1.32	$1.23
Adjusted FFO attributable to common share and unit holders	$0.38	$0.35	$1.17	$1.08

Weighted-average FFO shares and units:
Common shares outstanding	366,981,466	362,426,273	366,757,369	361,665,436
Share-based compensation plan and forward sale equity contracts (1)	1,015,421	910,552	927,581	800,032
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	419,373,867	414,713,805	419,061,930	413,842,448
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	13

AMH
Core Net Operating Income – Total Portfolio
(Amounts in thousands)
(Unaudited)

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Rents from single-family properties	$374,499	$352,986	$1,107,962	$1,040,072
Fees from single-family properties	8,084	8,022	24,229	22,862
Bad debt	(5,143)	(5,151)	(12,410)	(15,035)
Core revenues	377,440	355,857	1,119,781	1,047,899

Property tax expense	62,942	59,585	191,556	180,212
HOA fees, net (1)	6,913	6,832	19,965	19,105
R&M and turnover costs, net (1)	31,449	32,252	84,558	82,822
Insurance	5,138	4,680	14,863	13,212
Property management expenses, net (2)	28,904	27,684	86,093	83,362
Core property operating expenses	135,346	131,033	397,035	378,713

Core NOI	$242,094	$224,824	$722,746	$669,186
Core NOI margin	64.1%	63.2%	64.5%	63.9%

	For the Three Months Ended Sep 30, 2024
	Same-Home Properties	Stabilized Properties	Non-Stabilized Properties (3)	Held for Sale and Other Properties (4)	Total Single-Family Properties Wholly Owned
Property count	52,370	3,952	2,559	1,021	59,902
Average Occupied Days Percentage	95.9%	95.2%	76.7%	45.0%	94.3%

Rents from single-family properties	$332,785	$27,222	$11,446	$3,046	$374,499
Fees from single-family properties	7,149	541	285	109	8,084
Bad debt	(4,307)	(296)	(127)	(413)	(5,143)
Core revenues	335,627	27,467	11,604	2,742	377,440

Property tax expense	56,337	4,011	1,582	1,012	62,942
HOA fees, net (1)	6,123	463	183	144	6,913
R&M and turnover costs, net (1)	27,390	1,727	1,118	1,214	31,449
Insurance	4,291	461	306	80	5,138
Property management expenses, net (2)	24,405	1,806	2,275	418	28,904
Core property operating expenses	118,546	8,468	5,464	2,868	135,346

Core NOI	$217,081	$18,999	$6,140	$(126)	$242,094
Core NOI margin	64.7%	69.2%	52.9%	(4.6)%	64.1%
(1)Presented net of tenant charge-backs.
(2)Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.
(3)Includes 1,448 recently renovated or developed properties that do not meet the definition of Stabilized Property at the start of the quarter and 1,111 legacy-tenant properties which have not experienced tenant turnover under our ownership (the majority of which were acquired through bulk acquisitions, such as the ARPI merger) or properties currently out of service due to a casualty loss.
(4)Includes 1,003 properties held for sale, 11 properties newly acquired and under renovation that are not yet placed into service and 7 properties identified for future sale. Average Occupied Days Percentage is calculated based only on properties held for sale.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	14

AMH
Same-Home Results – Quarterly and Year-to-Date Comparisons
(Amounts in thousands, except property and per property data)
(Unaudited)

	For the Three Months Ended Sep 30,			For the Nine Months Ended Sep 30,
	2024	2023	Change	2024	2023	Change
Number of Same-Home properties	52,370	52,370		52,370	52,370
Average Occupied Days Percentage	95.9%	96.5%	(0.6)%	96.3%	96.9%	(0.6)%
Average Monthly Realized Rent per Property	$2,208	$2,100	5.1%	$2,178	$2,063	5.6%
Turnover Rate	8.0%	8.4%	(0.4)%	21.8%	23.4%	(1.6)%
Turnover Rate - TTM	28.1%	N/A		28.1%	N/A

Core NOI:
Rents from single-family properties	$332,785	$318,418	4.5%	$988,718	$942,066	5.0%
Fees from single-family properties	7,149	7,123	0.4%	21,329	20,260	5.3%
Bad debt	(4,307)	(3,976)	8.3%	(9,784)	(11,480)	(14.8)%
Core revenues	335,627	321,565	4.4%	1,000,263	950,846	5.2%

Property tax expense	56,337	53,532	5.2%	170,587	160,866	6.0%
HOA fees, net (1)	6,123	6,107	0.3%	17,827	17,189	3.7%
R&M and turnover costs, net (1)	27,390	28,002	(2.2)%	73,264	71,641	2.3%
Insurance	4,291	4,147	3.5%	12,721	11,778	8.0%
Property management expenses, net (2)	24,405	23,723	2.9%	73,338	71,952	1.9%
Core property operating expenses	118,546	115,511	2.6%	347,737	333,426	4.3%

Core NOI	$217,081	$206,054	5.4%	$652,526	$617,420	5.7%
Core NOI margin	64.7%	64.1%		65.2%	64.9%

Selected Property Expenditure Details:
Recurring Capital Expenditures	$21,028	$21,029	—%	$52,801	$51,905	1.7%

Per property:
Average Recurring Capital Expenditures	$402	$402	—%	$1,008	$991	1.7%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures	$925	$936	(1.2)%	$2,407	$2,359	2.0%

Property Enhancing Capex	$10,163	$13,698		$26,650	$40,820
(1)Presented net of tenant charge-backs.
(2)Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	15

AMH
Same-Home Results – Sequential Quarterly Results
(Amounts in thousands, except per property data)
(Unaudited)

	For the Three Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Average Occupied Days Percentage	95.9%	96.8%	96.3%	96.1%	96.5%
Average Monthly Realized Rent per Property	$2,208	$2,178	$2,148	$2,125	$2,100

Average Change in Rent for Renewals	5.2%	5.2%	5.9%	6.0%	7.1%
Average Change in Rent for Re-Leases	5.3%	5.7%	4.8%	4.2%	7.0%
Average Blended Change in Rent	5.2%	5.3%	5.6%	5.5%	7.0%

Core NOI:
Rents from single-family properties	$332,785	$331,155	$324,778	$321,013	$318,418
Fees from single-family properties	7,149	7,104	7,076	7,002	7,123
Bad debt	(4,307)	(2,635)	(2,842)	(3,493)	(3,976)
Core revenues	335,627	335,624	329,012	324,522	321,565

Property tax expense	56,337	57,085	57,165	53,150	53,532
HOA fees, net (1)	6,123	6,030	5,674	5,873	6,107
R&M and turnover costs, net (1)	27,390	24,595	21,279	22,053	28,002
Insurance	4,291	4,245	4,185	4,150	4,147
Property management expenses, net (2)	24,405	24,913	24,020	24,168	23,723
Core property operating expenses	118,546	116,868	112,323	109,394	115,511

Core NOI	$217,081	$218,756	$216,689	$215,128	$206,054
Core NOI margin	64.7%	65.2%	65.9%	66.3%	64.1%

Selected Property Expenditure Details:
Recurring Capital Expenditures	$21,028	$19,079	$12,694	$14,835	$21,029

Per property:
Average Recurring Capital Expenditures	$402	$364	$242	$283	$402
Average R&M and turnover costs, net, plus Recurring Capital Expenditures	$925	$834	$648	$704	$936

Property Enhancing Capex	$10,163	$8,389	$8,098	$7,424	$13,698
(1)Presented net of tenant charge-backs.
(2)Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	16

AMH
Same-Home Results – Operating Metrics by Market

Market	Number of Properties	Gross Book Value per Property	% of 3Q24 NOI	Avg. Change in Rent for Renewals (1)	Avg. Change in Rent for Re-Leases (1)	Avg. Blended Change in Rent (1)
Atlanta, GA	5,169	$220,352	10.1%	4.9%	3.7%	4.6%
Dallas-Fort Worth, TX	3,650	174,721	5.3%	4.8%	3.8%	4.6%
Charlotte, NC	3,751	214,740	7.5%	5.4%	7.2%	5.8%
Nashville, TN	2,978	243,468	7.1%	5.1%	4.6%	5.0%
Phoenix, AZ	2,894	212,275	6.2%	3.9%	0.5%	2.9%
Indianapolis, IN	2,768	174,204	3.9%	5.7%	8.0%	6.3%
Jacksonville, FL	2,767	208,716	4.7%	5.2%	3.6%	4.7%
Tampa, FL	2,512	221,565	4.6%	5.4%	2.6%	4.8%
Houston, TX	2,175	178,831	2.8%	4.6%	5.2%	4.7%
Cincinnati, OH	2,053	196,198	4.0%	5.7%	8.5%	6.4%
Raleigh, NC	2,041	199,586	3.7%	5.1%	5.4%	5.2%
Columbus, OH	2,039	191,568	3.8%	5.8%	8.5%	6.4%
Salt Lake City, UT	1,830	302,107	4.6%	5.2%	6.5%	5.5%
Orlando, FL	1,607	205,329	2.9%	4.7%	3.7%	4.4%
Las Vegas, NV	1,576	253,153	3.4%	5.8%	5.6%	5.7%
Greater Chicago area, IL and IN	1,492	192,845	2.5%	7.6%	10.4%	8.2%
Charleston, SC	1,455	229,865	3.0%	5.2%	5.1%	5.1%
San Antonio, TX	1,101	196,416	1.6%	3.3%	(3.3)%	1.9%
Savannah/Hilton Head, SC	971	203,997	2.0%	7.1%	11.3%	8.3%
Seattle, WA	911	323,883	2.4%	5.3%	8.5%	6.0%
All Other (2)	6,630	222,132	13.9%	5.2%	5.3%	5.2%
Total/Average	52,370	$214,124	100.0%	5.2%	5.3%	5.2%

	Average Occupied Days Percentage			Average Monthly Realized Rent per Property
Market	3Q24 QTD	3Q23 QTD	Change	3Q24 QTD	3Q23 QTD	Change
Atlanta, GA	95.8%	96.5%	(0.7)%	$2,240	$2,129	5.2%
Dallas-Fort Worth, TX	95.9%	96.7%	(0.8)%	2,287	2,167	5.5%
Charlotte, NC	96.3%	97.0%	(0.7)%	2,156	2,037	5.8%
Nashville, TN	95.7%	95.9%	(0.2)%	2,325	2,228	4.4%
Phoenix, AZ	95.2%	95.9%	(0.7)%	2,123	2,052	3.5%
Indianapolis, IN	96.4%	96.7%	(0.3)%	1,869	1,771	5.5%
Jacksonville, FL	95.2%	96.5%	(1.3)%	2,158	2,072	4.2%
Tampa, FL	95.6%	96.0%	(0.4)%	2,376	2,253	5.5%
Houston, TX	96.3%	97.4%	(1.1)%	2,058	1,953	5.4%
Cincinnati, OH	96.5%	96.5%	—%	2,126	2,014	5.6%
Raleigh, NC	96.5%	96.4%	0.1%	2,027	1,926	5.2%
Columbus, OH	96.5%	96.9%	(0.4)%	2,169	2,051	5.8%
Salt Lake City, UT	96.3%	96.3%	—%	2,434	2,337	4.2%
Orlando, FL	95.1%	96.4%	(1.3)%	2,352	2,200	6.9%
Las Vegas, NV	95.9%	96.1%	(0.2)%	2,235	2,141	4.4%
Greater Chicago area, IL and IN	96.8%	97.7%	(0.9)%	2,436	2,301	5.9%
Charleston, SC	95.8%	97.3%	(1.5)%	2,282	2,157	5.8%
San Antonio, TX	96.6%	96.4%	0.2%	1,949	1,898	2.7%
Savannah/Hilton Head, SC	95.8%	97.4%	(1.6)%	2,228	2,043	9.1%
Seattle, WA	95.6%	95.4%	0.2%	2,779	2,657	4.6%
All Other (2)	95.7%	96.3%	(0.6)%	2,188	2,082	5.1%
Total/Average	95.9%	96.5%	(0.6)%	$2,208	$2,100	5.1%
(1)Reflected for the three months ended September 30, 2024.
(2)Represents 15 markets in 13 states.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	17

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Sep 30, 2024	Dec 31, 2023
	(Unaudited)
Assets
Single-family properties:
Land	$2,279,188	$2,234,301
Buildings and improvements	11,081,984	10,651,388
Single-family properties in operation	13,361,172	12,885,689
Less: accumulated depreciation	(2,962,482)	(2,719,970)
Single-family properties in operation, net	10,398,690	10,165,719
Single-family properties under development and development land	1,205,372	1,409,424
Single-family properties and land held for sale, net	218,969	182,082
Total real estate assets, net	11,823,031	11,757,225
Cash and cash equivalents	162,477	59,385
Restricted cash	155,372	162,476
Rent and other receivables	49,727	42,823
Escrow deposits, prepaid expenses and other assets	378,402	406,138
Investments in unconsolidated joint ventures	154,997	114,198
Asset-backed securitization certificates	—	25,666
Goodwill	120,279	120,279
Total assets	$12,844,285	$12,688,190

Liabilities
Revolving credit facility	$—	$90,000
Asset-backed securitizations, net	927,099	1,871,421
Unsecured senior notes, net	3,591,714	2,500,226
Accounts payable and accrued expenses	629,868	573,660
Total liabilities	5,148,681	5,035,307

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares	3,659	3,643
Class B common shares	6	6
Preferred shares	92	92
Additional paid-in capital	7,412,232	7,357,848
Accumulated deficit	(407,251)	(394,908)
Accumulated other comprehensive income	2,756	843
Total shareholders’ equity	7,011,494	6,967,524
Noncontrolling interest	684,110	685,359
Total equity	7,695,604	7,652,883

Total liabilities and equity	$12,844,285	$12,688,190

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	18

AMH
Debt Summary as of September 30, 2024
(Amounts in thousands)
(Unaudited)

	Secured	Unsecured	Total Balance	% of Total	Interest Rate (1)	Years to Maturity (2)
Floating rate debt:
Revolving credit facility (3)	$—	$—	$—	—%	5.91%	4.8
Total floating rate debt	—	—	—	—%	5.91%	4.8

Fixed rate debt:
AMH 2015-SFR1 securitization	496,732	—	496,732	10.9%	4.14%	20.5
AMH 2015-SFR2 securitization	432,040	—	432,040	9.4%	4.36%	21.0
2028 unsecured senior notes	—	500,000	500,000	10.9%	4.08%	3.4
2029 unsecured senior notes	—	400,000	400,000	8.7%	4.90%	4.4
2031 unsecured senior notes	—	450,000	450,000	9.8%	2.46%	6.8
2032 unsecured senior notes	—	600,000	600,000	13.1%	3.63%	7.5
2034 unsecured senior notes I	—	600,000	600,000	13.1%	5.50%	9.3
2034 unsecured senior notes II	—	500,000	500,000	10.9%	5.50%	9.8
2051 unsecured senior notes	—	300,000	300,000	6.6%	3.38%	26.8
2052 unsecured senior notes	—	300,000	300,000	6.6%	4.30%	27.6
Total fixed rate debt	928,772	3,650,000	4,578,772	100.0%	4.28%	12.5

Total Debt	$928,772	$3,650,000	4,578,772	100.0%	4.28%	12.5

Unamortized discounts and loan costs			(59,959)
Total debt per balance sheet			$4,518,813

Maturity Schedule by Year (2)	Total Debt	% of Total
Remaining 2024	$2,576	0.1%
2025	10,302	0.2%
2026	10,302	0.2%
2027	10,302	0.2%
2028	510,302	11.1%
Thereafter	4,034,988	88.2%
Total	$4,578,772	100.0%
(1)Interest rates are as of September 30, 2024 and reflect the effect of any hedging instruments, as applicable.
(2)Years to maturity and maturity schedule reflect all debt on a fully extended basis. The AMH 2015-SFR1 securitization and AMH 2015-SFR2 securitization have anticipated repayment dates of April 9, 2025 and October 9, 2025, respectively. If the securitizations are not repaid by this date, the duration-adjusted weighted-average interest rate will increase by a minimum of 3.00%.
(3)The revolving credit facility bears interest at the Secured Overnight Financing Rate (“SOFR”), as adjusted for the Company’s SOFR spread, plus 0.85% as of period end.

Interest Expense Reconciliation

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
(Amounts in thousands)	2024	2023	2024	2023
Interest expense per income statement and included in Core FFO attributable to common share and unit holders	$43,611	$34,381	$120,866	$105,107
Less: amortization of discounts, loan costs and cash flow hedges	(3,006)	(3,085)	(8,966)	(9,193)
Add: capitalized interest	12,894	14,170	40,247	40,991
Cash interest	$53,499	$45,466	$152,147	$136,905

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	19

AMH
Capital Structure and Credit Metrics as of September 30, 2024
(Amounts in thousands, except share and per share data)
(Unaudited)

Total Capitalization
Total Debt		$4,578,772	22.0%

Total preferred shares		230,000	1.1%

Common equity at market value:
Common shares outstanding	366,520,263
Operating partnership units	51,376,980
Total shares and units	417,897,243
NYSE AMH Class A common share closing price at September 30, 2024	$38.39
Market value of common shares and operating partnership units		16,043,075	76.9%

Total Capitalization		$20,851,847	100.0%

Preferred Shares	Earliest Redemption Date	Outstanding Shares			Annual Dividend Per Share	Annual Dividend Amount
Series			Per Share	Total
5.875% Series G Perpetual Preferred Shares	7/17/2022	4,600,000	$25.00	$115,000	$1.469	$6,756
6.250% Series H Perpetual Preferred Shares	9/19/2023	4,600,000	$25.00	115,000	$1.563	7,188
Total preferred shares		9,200,000		$230,000		$13,944

Credit Ratios		Credit Ratings
Net Debt and Preferred Shares to Adjusted EBITDAre	5.0 x	Rating Agency	Rating	Outlook
Fixed Charge Coverage	4.3 x	Moody's Investor Service	Baa2	Stable
Unencumbered Core NOI percentage	86.0%	S&P Global Ratings	BBB	Stable

Unsecured Senior Notes Covenant Ratios	Requirement		Actual
Ratio of Indebtedness to Total Assets	<	60.0%	29.4%
Ratio of Secured Debt to Total Assets	<	40.0%	5.9%
Ratio of Unencumbered Assets to Unsecured Debt	>	150.0%	382.8%
Ratio of Consolidated Income Available for Debt Service to Interest Expense	>	1.50 x	4.57 x

Unsecured Credit Facility Covenant Ratios	Requirement		Actual
Ratio of Total Indebtedness to Total Asset Value	<	60.0%	27.9%
Ratio of Secured Indebtedness to Total Asset Value	<	40.0%	5.7%
Ratio of Unsecured Indebtedness to Unencumbered Asset Value	<	60.0%	27.8%
Ratio of EBITDA to Fixed Charges	>	1.50 x	3.88 x
Ratio of Unencumbered NOI to Unsecured Interest Expense	>	1.75 x	5.94 x

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	20

AMH
Top 20 Markets Summary as of September 30, 2024
Property Information (1)

Market	Number of Properties	Percentage of Total Properties	Gross Book Value per Property	Avg. Sq. Ft.	Avg. Age (years)
Atlanta, GA	5,891	10.0%	$230,069	2,178	17.4
Charlotte, NC	4,129	7.0%	224,651	2,115	18.1
Dallas-Fort Worth, TX	3,867	6.6%	176,435	2,087	20.2
Phoenix, AZ	3,312	5.6%	218,485	1,845	19.6
Nashville, TN	3,358	5.7%	253,658	2,120	16.4
Jacksonville, FL	3,264	5.5%	226,933	1,927	14.2
Tampa, FL	2,972	5.0%	241,032	1,948	15.0
Indianapolis, IN	2,814	4.8%	175,141	1,925	21.7
Houston, TX	2,304	3.9%	178,850	2,079	18.8
Las Vegas, NV	2,435	4.1%	299,767	1,946	10.9
Raleigh, NC	2,183	3.7%	200,849	1,887	18.2
Columbus, OH	2,162	3.7%	200,332	1,886	21.5
Cincinnati, OH	2,121	3.6%	199,041	1,843	21.7
Orlando, FL	2,125	3.6%	234,992	1,924	17.0
Salt Lake City, UT	1,936	3.3%	307,558	2,246	17.6
Charleston, SC	1,599	2.7%	236,765	1,966	13.1
Greater Chicago area, IL and IN	1,527	2.6%	193,164	1,867	23.1
San Antonio, TX	1,179	2.0%	199,475	1,912	15.6
Savannah/Hilton Head, SC	1,058	1.8%	214,582	1,888	15.9
Seattle, WA	1,012	1.7%	338,031	2,009	14.3
All Other (3)	7,651	13.1%	243,419	1,919	17.1
Total/Average	58,899	100.0%	$226,849	1,993	17.6
Leasing Information (1)

Market	Avg. Occupied Days Percentage (2)	Avg. Monthly Realized Rent per Property (2)	Avg. Change in Rent for Renewals (2)	Avg. Change in Rent for Re-Leases (2)	Avg. Blended Change in Rent (2)
Atlanta, GA	95.0%	$2,257	5.0%	4.1%	4.8%
Charlotte, NC	96.2%	2,181	5.5%	7.5%	5.9%
Dallas-Fort Worth, TX	95.8%	2,287	4.8%	3.6%	4.5%
Phoenix, AZ	95.0%	2,120	4.2%	1.2%	3.4%
Nashville, TN	95.3%	2,339	5.1%	4.9%	5.1%
Jacksonville, FL	94.4%	2,170	5.3%	3.8%	4.9%
Tampa, FL	94.0%	2,409	5.1%	2.6%	4.5%
Indianapolis, IN	96.4%	1,870	5.7%	8.2%	6.4%
Houston, TX	96.4%	2,055	4.6%	5.1%	4.7%
Las Vegas, NV	92.7%	2,301	5.9%	5.2%	5.8%
Raleigh, NC	96.3%	2,034	5.1%	5.4%	5.2%
Columbus, OH	96.1%	2,184	5.7%	8.6%	6.3%
Cincinnati, OH	96.5%	2,127	5.7%	8.5%	6.5%
Orlando, FL	92.9%	2,380	4.8%	4.0%	4.6%
Salt Lake City, UT	95.3%	2,434	5.1%	6.4%	5.4%
Charleston, SC	94.0%	2,284	5.2%	5.2%	5.2%
Greater Chicago area, IL and IN	96.8%	2,435	7.6%	10.4%	8.2%
San Antonio, TX	96.1%	1,947	3.2%	(2.8)%	1.8%
Savannah/Hilton Head, SC	95.4%	2,240	7.0%	10.8%	8.2%
Seattle, WA	95.3%	2,804	5.2%	8.4%	6.0%
All Other (3)	93.8%	2,208	5.3%	5.4%	5.3%
Total/Average	95.1%	$2,224	5.2%	5.3%	5.3%
(1)Property and leasing information based on total single-family properties wholly owned, excluding properties held for sale.
(2)Reflected for the three months ended September 30, 2024.
(3)Represents 15 markets in 13 states.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	21

AMH
Property Additions

	3Q24 Additions		YTD 3Q24 Additions
Market	Number of Properties	Average Total Investment Cost	Number of Properties	Average Total Investment Cost
Las Vegas, NV	125	$409,286	334	$399,494
Orlando, FL	83	370,081	197	367,755
Jacksonville, FL	70	353,603	186	350,772
Tampa, FL	60	388,346	155	379,271
Atlanta, GA	55	371,797	173	375,022
Tucson, AZ	43	337,906	82	342,559
Boise, ID	35	463,555	69	444,657
Phoenix, AZ	26	387,392	47	411,495
Columbus, OH	25	380,262	25	380,262
Charleston, SC	24	361,308	71	361,898
Denver, CO	23	453,337	64	463,580
Nashville, TN	23	399,959	74	422,230
Salt Lake City, UT	18	363,743	36	361,124
Seattle, WA	16	539,796	52	498,724
Savannah/Hilton Head, SC	11	356,481	12	355,871
Charlotte, NC	8	409,741	75	365,460
Colorado Springs, CO	7	439,269	22	478,392
Cincinnati, OH	4	307,668	4	307,668
Raleigh, NC	—	—	28	237,696
Total/Average	656	$389,784	1,706	$385,721

Property Dispositions

	Sep 30, 2024 Single-Family Properties Held for Sale	3Q24 Dispositions		YTD 3Q24 Dispositions
Market		Number of Properties	Average Net Proceeds per Property	Number of Properties	Average Net Proceeds per Property
Dallas-Fort Worth, TX	127	40	$277,769	150	$300,214
Atlanta, GA	86	25	310,143	103	320,642
Houston, TX	79	15	239,961	141	239,805
Austin, TX	79	13	292,598	83	289,755
Greater Chicago area, IL and IN	76	5	289,857	28	271,405
Tampa, FL	66	10	351,162	53	372,597
Inland Empire, CA	63	4	410,569	23	458,987
San Antonio, TX	61	21	222,494	55	240,912
Phoenix, AZ	57	23	344,557	83	359,837
Orlando, FL	37	17	342,652	66	337,171
Charlotte, NC	33	8	322,887	31	344,527
Nashville, TN	28	11	321,256	27	338,240
Indianapolis, IN	26	7	300,446	41	249,932
Seattle, WA	19	3	466,118	21	425,924
Raleigh, NC	17	2	250,003	15	323,568
Salt Lake City, UT	15	4	972,727	7	736,346
Jacksonville, FL	14	4	280,718	18	332,094
Bay Area, CA	12	—	—	2	642,259
Central Valley, CA	12	1	406,726	4	323,345
Memphis, TN	12	11	252,673	38	246,274
All Other (1)	84	32	354,728	129	340,900
Total/Average	1,003	256	$316,260	1,118	$313,145
(1)Represents 15 markets in 11 states.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	22

AMH
AMH Development Pipeline Summary as of September 30, 2024

	YTD 3Q24 Deliveries			Sep 30, 2024 Lots for Future Delivery
Market	Number of Properties	Average Total Investment Cost	Average Monthly Rent
Las Vegas, NV	392	$401,000	$2,560	846
Atlanta, GA	241	383,000	2,590	688
Orlando, FL	197	368,000	2,560	876
Jacksonville, FL	186	351,000	2,340	504
Phoenix, AZ	176	366,000	2,360	1,459
Tampa, FL	155	379,000	2,740	515
Denver, CO	104	496,000	2,950	508
Seattle, WA	90	459,000	3,140	437
Nashville, TN	77	431,000	2,730	297
Charlotte, NC	75	365,000	2,700	361
Charleston, SC	71	362,000	2,440	872
Boise, ID	69	445,000	2,520	272
Salt Lake City, UT	36	361,000	2,420	284
Columbus, OH	24	380,000	2,740	589
Raleigh, NC	—	—	—	66
Total/Average	1,893	$392,000	$2,590	8,574
Lots optioned				2,218
Total lots owned and optioned				10,792

Estimated Delivery Timing

	Dec 31, 2023 Lots for Future Delivery	YTD 3Q24 Net Additions/(Reductions) (2)	YTD 3Q24 Deliveries	Full Year Estimated 2024 Deliveries (3)	Deliveries Thereafter (3)
Wholly-owned development pipeline (1)	11,508	56	1,661	1,825 - 1,975	9,664
Joint venture development pipeline (1)(4)	1,121	—	232	375 - 425	721
Total development pipeline	12,629	56	1,893	2,200 - 2,400	10,385
(1)Reflects land pipeline and delivery timeline for projects that are intended either for the Company’s wholly-owned or joint venture portfolios.
(2)Represents the net of lots acquired and optioned and lots transferred to held for sale or disposed during the period.
(3)Reflects the Company’s latest development program estimates as of October 29, 2024.
(4)Represents two unconsolidated joint ventures for each of which the Company holds a 20% interest.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	23

AMH
Lease Expirations

	MTM	4Q24	1Q25	2Q25	3Q25	Thereafter
Lease expirations	2,285	9,237	13,483	14,322	12,109	4,637

Share Repurchase History
(Amounts in thousands, except share and per share data)

Share Repurchases
Period	Common Shares Repurchased	Purchase Price	Avg. Price Paid Per Share
2023	—	$—	$—
1Q24	—	—	—
2Q24	—	—	—
3Q24	—	—	—
Total	—	—	$—
	Remaining authorization:	$265,067

ATM Share History
(Amounts in thousands, except share and per share data)

	ATM Share Issuances			ATM Shares Sold Forward
Period	Common Shares Issued	Gross Proceeds	Avg. Issuance Price Per Share	Common Shares Sold Forward	Future Gross Proceeds	Avg. Price Per Share	Total ATM Gross Proceeds
2023	2,799,683	$101,958	$36.42	—	$—	$—	$101,958
1Q24	932,746	33,756	36.19	2,987,024	110,616	37.03	144,372
2Q24	—	—	—	—	—	—	—
3Q24	—	—	—	—	—	—	—
Total	3,732,429	$135,714	$36.36	2,987,024	$110,616	$37.03	246,330
						Remaining authorization:	$753,670

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	24

AMH
2024 Guidance
Set forth below are the Company’s current expectations with respect to full year 2024 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2024
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.74 - $1.78	$1.76 - $1.78
Core FFO attributable to common share and unit holders growth	4.8% - 7.2%	6.0% - 7.2%

Same-Home
Core revenues growth	4.25% - 5.75%	4.50% - 5.50%
Core property operating expenses growth	5.25% - 6.75%	4.50% - 5.50%
Core NOI growth	3.50% - 5.50%	4.50% - 5.50%

Full Year 2024
	Previous Guidance		Current Guidance
Investment Program	Properties	Investment	Properties	Investment
Wholly owned acquisitions	—	—	1,700 - 1,750	$490 - $500 million
Wholly owned development deliveries	1,825 - 1,975	$700 - $800 million	1,825 - 1,975	$700 - $800 million
Wholly owned land and development pipeline	—	$100 - $150 million	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,825 - 1,975	$0.9 - $1.1 billion	3,525 - 3,725	$1.4 - $1.6 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.1 - $1.3 billion	3,900 - 4,150	$1.6 - $1.8 billion

Changes to Full Year 2024 guidance:
•Raised Core FFO guidance midpoint by $0.01 per share primarily related to increased Core NOI growth from the Same-Home portfolio driven by both better than expected property tax expense outlook and cost controls on controllable expenses.
•Revised Wholly owned acquisitions guidance includes bulk portfolio acquired during the fourth quarter as well as a small volume of individual property acquisitions.

Refer to “Defined Terms and Non-GAAP Reconciliations” for definitions of metrics and reconciliations to GAAP.	25

AMH
Defined Terms and Non-GAAP Reconciliations
(Unaudited)

Average Blended Change in Rent
The percentage change in rent on all non-month-to-month lease renewals and re-leases during the period, compared to the annual rent of the previous expired non-month-to-month comparable long-term lease for each individual property.

Average Change in Rent for Re-Leases
The percentage change in annual rent on properties re-leased during the period, compared to the annual rent of the comparable long-term previous expired lease for each individual property.

Average Change in Rent for Renewals
The percentage change in rent on non-month-to-month comparable long-term lease renewals during the period.

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale except where presented for Total Single-Family Properties Wholly Owned in Core Net Operating Income – Total Portfolio.

Average Total Investment Cost
Reflects on a per property basis, depending on the property addition channel, (i) Estimated Total Investment Cost of traditional channel acquisitions, (ii) purchase price, including closing costs, or total internal development costs of newly constructed homes, or (iii) total purchase price, including historic pro rata investment cost of properties acquired through bulk or joint venture portfolio acquisitions.

Core Net Operating Income (“Core NOI”) and Same-Home Core NOI
Core NOI, which we also present separately for our Same-Home, unencumbered and encumbered portfolios, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.

Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.

26

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

Refer to Select Non-GAAP Reconciliations – Core Net Operating Income for reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI, Unencumbered Core NOI and Encumbered Core NOI to their respective GAAP metrics.

Credit Ratios
We present the following selected metrics because we believe they are helpful as supplemental measures in assessing the Company’s ability to service its financing obligations and in evaluating balance sheet leverage against that of other real estate companies. The tables below reconcile these metrics, which are calculated in part based on several non-GAAP financial measures.
Net Debt and Preferred Shares to Adjusted EBITDAre

(Amounts in thousands)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Total Debt	$4,578,772	$5,055,355	$4,561,186	$4,517,158	$4,433,095
Less: cash and cash equivalents	(162,477)	(718,380)	(124,826)	(59,385)	(69,514)
Less: asset-backed securitization certificates	—	—	—	(25,666)	(25,666)
Less: restricted cash related to securitizations	(26,273)	(37,112)	(33,243)	(42,278)	(52,382)
Net debt	$4,390,022	$4,299,863	$4,403,117	$4,389,829	$4,285,533
Preferred shares at liquidation value	230,000	230,000	230,000	230,000	230,000
Net debt and preferred shares	$4,620,022	$4,529,863	$4,633,117	$4,619,829	$4,515,533

Adjusted EBITDAre - TTM	$919,174	$896,679	$875,707	$860,086	$842,366

Net Debt and Preferred Shares to Adjusted EBITDAre	5.0 x	5.1 x	5.3 x	5.4 x	5.4 x
Fixed Charge Coverage

(Amounts in thousands)	For the Trailing Twelve Months Ended Sep 30, 2024
Interest expense per income statement	$155,957
Less: amortization of discounts, loan costs and cash flow hedges	(12,052)
Add: capitalized interest	54,488
Cash interest	198,393
Dividends on preferred shares	13,944
Fixed charges	$212,337

Adjusted EBITDAre - TTM	$919,174

Fixed Charge Coverage	4.3 x
Unencumbered Core NOI Percentage

	For the Three Months Ended				For the Trailing Twelve Months Ended Sep 30, 2024
(Amounts in thousands)	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024
Unencumbered Core NOI (1)	$202,037	$204,064	$209,166	$208,636	$823,903
Core NOI	235,627	237,670	242,982	242,094	958,373
Unencumbered Core NOI Percentage					86.0%
(1)Unencumbered Core NOI is recast for prior periods to reflect the unencumbered portfolio as of the end of the quarter subsequent to securitization payoffs.

27

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

EBITDA / EBITDAre / Adjusted EBITDAre / Fully Adjusted EBITDAre / Adjusted EBITDAre Margin / Fully Adjusted EBITDAre Margin
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us and others as a supplemental measure of performance. EBITDAre is a supplemental non-GAAP financial measure, which we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts (“NAREIT”) by adjusting EBITDA for gains and losses from sales or impairments of single-family properties and adjusting for unconsolidated partnerships and joint ventures on the same basis. Adjusted EBITDAre is a supplemental non-GAAP financial measure calculated by adjusting EBITDAre for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, and (4) gain or loss on early extinguishment of debt. Fully Adjusted EBITDAre is a supplemental non-GAAP financial measure calculated by adjusting Adjusted EBITDAre for (1) Recurring Capital Expenditures and (2) leasing costs. Adjusted EBITDAre Margin is a supplemental non-GAAP financial measure calculated as Adjusted EBITDAre divided by rents and other single-family property revenues, net of tenant charge-backs and adjusted for income from unconsolidated joint ventures. Fully Adjusted EBITDAre Margin is a supplemental non-GAAP financial measure calculated as Fully Adjusted EBITDAre divided by rents and other single-family property revenues, net of tenant charge-backs and adjusted for income from unconsolidated joint ventures. We believe these metrics provide useful information to investors because they exclude the impact of various income and expense items that are not indicative of operating performance.

28

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA, EBITDAre, Adjusted EBITDAre, Fully Adjusted EBITDAre, Adjusted EBITDAre Margin and Fully Adjusted EBITDAre Margin for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands):

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Net income	$87,640	$88,092	$324,269	$341,205
Interest expense	43,611	34,381	120,866	105,107
Depreciation and amortization	119,691	114,863	353,020	340,779
EBITDA	$250,942	$237,336	$798,155	$787,091

Gain on sale and impairment of single-family properties and other, net	(32,697)	(33,335)	(145,490)	(180,752)
Adjustments for unconsolidated joint ventures	1,116	812	3,909	2,380
EBITDAre	$219,361	$204,813	$656,574	$608,719

Noncash share-based compensation - general and administrative	3,601	4,160	17,999	13,885
Noncash share-based compensation - property management	1,043	953	3,827	3,151
Acquisition, other transaction costs and other	2,605	3,399	8,866	12,650
Hurricane-related charges, net	3,904	—	3,904	—
Loss on early extinguishment of debt	5,306	—	6,323	—
Adjusted EBITDAre	$235,820	$213,325	$697,493	$638,405

Recurring Capital Expenditures	(23,088)	(23,973)	(58,615)	(59,079)
Leasing costs	(995)	(792)	(2,832)	(2,368)
Fully Adjusted EBITDAre	$211,737	$188,560	$636,046	$576,958

Rents and other single-family property revenues	$445,055	$421,697	$1,292,104	$1,214,948
Less: tenant charge-backs	(67,615)	(65,840)	(172,323)	(167,049)
Adjustments for unconsolidated joint ventures - income	3,935	1,535	10,575	7,703
Rents and other single-family property revenues, net of tenant charge-backs and adjustments for unconsolidated joint ventures	$381,375	$357,392	$1,130,356	$1,055,602

Adjusted EBITDAre Margin	61.8%	59.7%	61.7%	60.5%

Fully Adjusted EBITDAre Margin	55.5%	52.8%	56.3%	54.7%

29

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA, EBITDAre and Adjusted EBITDAre for the following trailing twelve month periods (amounts in thousands):

	For the Trailing Twelve Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Net income	$415,206	$415,658	$422,538	$432,142	$444,996
Interest expense	155,957	146,727	142,893	140,198	141,356
Depreciation and amortization	468,791	463,963	459,559	456,550	453,622
EBITDA	$1,039,954	$1,026,348	$1,024,990	$1,028,890	$1,039,974

Gain on sale and impairment of single-family properties and other, net	(174,572)	(175,210)	(194,076)	(209,834)	(238,159)
Adjustments for unconsolidated joint ventures	5,240	4,936	4,798	3,711	2,846
EBITDAre	$870,622	$856,074	$835,712	$822,767	$804,661

Noncash share-based compensation - general and administrative	20,493	21,052	19,475	16,379	15,851
Noncash share-based compensation - property management	4,706	4,616	4,408	4,030	3,866
Acquisition, other transaction costs and other	13,126	13,920	15,158	16,910	17,988
Hurricane-related charges, net	3,904	—	—	—	—
Loss on early extinguishment of debt	6,323	1,017	954	—	—
Adjusted EBITDAre	$919,174	$896,679	$875,707	$860,086	$842,366

Estimated Total Investment Cost
Represents the sum of purchase price, closing costs and if applicable, estimated initial renovation costs for homes purchased through traditional broker and trustee channels.

FFO / Core FFO / Adjusted FFO attributable to common share and unit holders
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by NAREIT, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

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AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Refer to Funds from Operations for a reconciliation of these metrics to net income attributable to common shareholders, determined in accordance with GAAP.

The following are reconciliations of property management expenses and general administrative expense, as determined in accordance with GAAP, to property management expenses, net of tenant charge-backs and excluding noncash share-based compensation expense, and general and administrative expense, excluding noncash share-based compensation expense, as included in Core FFO attributable to common share and unit holders (amounts in thousands):

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Property management expenses	$31,973	$30,785	$95,757	$92,251
Less: tenant charge-backs	(2,026)	(2,148)	(5,837)	(5,738)
Less: noncash share-based compensation - property management	(1,043)	(953)	(3,827)	(3,151)
Property management expenses, net	$28,904	$27,684	$86,093	$83,362

General and administrative expense	$19,247	$18,336	$62,825	$56,128
Less: noncash share-based compensation - general and administrative	(3,601)	(4,160)	(17,999)	(13,885)
General and administrative expense, net	$15,646	$14,176	$44,826	$42,243

31

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended Sep 30,		For the Nine Months Ended Sep 30,
	2024	2023	2024	2023
Net income per common share–diluted	$0.20	$0.20	$0.75	$0.80
Adjustments:
Conversion from GAAP share count	(0.02)	(0.03)	(0.09)	(0.10)
Noncontrolling interests in the Operating Partnership	0.02	0.03	0.09	0.10
Gain on sale and impairment of single-family properties and other, net	(0.08)	(0.08)	(0.35)	(0.44)
Adjustments for unconsolidated joint ventures	—	—	0.01	0.01
Depreciation and amortization	0.29	0.28	0.84	0.82
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.03)	(0.03)
FFO attributable to common share and unit holders	$0.40	$0.39	$1.22	$1.16
Adjustments:
Acquisition, other transaction costs and other	0.01	0.01	0.02	0.03
Noncash share-based compensation - general and administrative	0.01	0.01	0.04	0.03
Noncash share-based compensation - property management	—	—	0.01	0.01
Hurricane-related charges, net	0.01	—	0.01	—
Loss on early extinguishment of debt	0.01	—	0.02	—
Core FFO attributable to common share and unit holders	$0.44	$0.41	$1.32	$1.23
Recurring Capital Expenditures	(0.06)	(0.06)	(0.14)	(0.14)
Leasing costs	—	—	(0.01)	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.38	$0.35	$1.17	$1.08

FFO Shares and Units
Includes weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Property Enhancing Capex
Includes elective capital expenditures to enhance the operating profile of a property, such as investments to increase future revenues or reduce maintenance expenditures.

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

32

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Retained Cash Flow
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

Refer to Funds from Operations for a reconciliation of Adjusted FFO attributable to common share and unit holders to net income attributable to common shareholders, determined in accordance with GAAP. The following is a reconciliation of Adjusted FFO attributable to common share and unit holders to Retained Cash Flow (amounts in thousands):

For the Three Months Ended Sep 30, 2024
Adjusted FFO attributable to common share and unit holders	$159,710
Common distributions	(109,133)
Retained Cash Flow	$50,577

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Total Capitalization
Includes the market value of all outstanding common shares and operating partnership units (based on the NYSE AMH Class A common share closing price as of period end), the current liquidation value of preferred shares as of period end and Total Debt.

Total Debt
Includes principal balances on asset-backed securitizations, unsecured senior notes and borrowings outstanding under our revolving credit facility as of period end, and excludes unamortized discounts and unamortized deferred financing costs.

Turnover Rate
The number of tenant move-outs during the period divided by the total number of properties.

33

AMH
Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Unsecured Senior Notes Covenant Ratios and Unsecured Credit Facility Covenant Ratios
Debt covenant compliance ratios for the unsecured senior notes show the Company’s compliance with selected covenants provided in the Indenture dated as of February 7, 2018, as supplemented by the First Supplemental Indenture dated as of February 7, 2018 for the 2028 Unsecured Senior Notes, the Second Supplemental Indenture dated as of January 23, 2019 for the 2029 Unsecured Senior Notes, the Third Supplemental Indenture dated as of July 8, 2021 for the 2031 Unsecured Senior Notes, the Fourth Supplemental Indenture dated as of July 8, 2021 for the 2051 Unsecured Senior Notes, the Fifth Supplemental Indenture dated as of April 7, 2022 for the 2032 Unsecured Senior Notes, the Sixth Supplemental Indenture dated as of April 7, 2022 for the 2052 Unsecured Senior Notes, the Seventh Supplemental Indenture dated as of January 30, 2024 for the 2034 Unsecured Senior Notes I, and the Eighth Supplemental Indenture dated as of June 26, 2024 for the 2034 Unsecured Senior Notes II, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Credit Facility covenants show the Company’s compliance with selected covenants provided in the Credit Agreement dated as of July 16, 2024, which has been filed as an exhibit to the Company’s SEC reports.

The debt covenant compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Credit Agreement, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Agreement, and may differ materially from similar terms used elsewhere in this document and used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks Related to Our Business” and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company’s subsequent filings with the SEC.

34

Executive Management

David P. Singelyn	Christopher C. Lau
Chief Executive Officer	Chief Financial Officer and Senior Executive Vice President

Bryan Smith	Sara H. Vogt-Lowell
Chief Operating Officer	Chief Legal Officer and Secretary

AMH Diversified Portfolio

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